Exhibit 99.1

Forest Oil Announces First Quarter 2008 Results Including Records for Adjusted Net Earnings, Adjusted EBITDA and Discretionary Cash Flow

Adjusted net earnings per share increased 71% from 2007 to $1.06 per share

Adjusted EBITDA increased 88% from 2007 to $294.1 million

Discretionary cash flow increased 116% from 2007 to $265.2 million

Net sales volumes increased 58% from 2007 to 478 MMcfe/d

Total cash costs per-unit decreased 22% from 2007 to $2.43 per Mcfe

DENVER--(BUSINESS WIRE)--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the first quarter 2008. For the quarter ended March 31, 2008, the Company reported the following highlights:

  Record adjusted net earnings of $92.7 million, up 141% over $38.4 million in 2007, on revenues of $376.5 million
  Record adjusted EBITDA of $294.1 million, up 88% over $156.5 million in 2007
  Record discretionary cash flow of $265.2 million, up 116% over $123.0 million in 2007
  Announced strategic shift in the Company’s capital allocation policy from one of spending within cash flow to one of spending in excess of cash flow

H. Craig Clark, President and CEO, stated, “This year is off to a good start with higher volumes and lower per-unit cash costs from a year earlier, contributing to record adjusted net earnings, adjusted EBITDA and discretionary cash flow. As we had previously announced, the first quarter of 2008 was the launching pad for higher organic production growth as spending activity was restored and even increased in some areas. This is expected to increase our organic production growth rate to about 15% starting in the second quarter of 2008. Additional capital is being allocated to our Focus Areas where we have a successful track record and extensive inventory of unbooked potential drilling locations and to our new Frontier Program, specifically the shale programs and the Greater Vermejo/Haley Area. Our recent Ark-La-Tex acquisition further adds to this inventory.”

FIRST QUARTER 2008 RESULTS

For the three months ended March 31, 2008, Forest reported a net loss of $4.7 million or $(.05) per basic share. This earnings amount decreased 169% compared to Forest’s net earnings of $6.9 million or $.11 per basic share in the corresponding period in 2007. The net loss for the three months ended March 31, 2008 was affected by the following item:

  The non-cash effect of net unrealized losses relating to recording derivative instruments and investments at fair value and to foreign currency exchange loss, totaling $152.1 million ($97.4 million net of tax)

Without the effect of this item, Forest’s adjusted net earnings were a record $92.7 million or $1.06 per basic share. This is an increase of 141% over Forest’s adjusted net earnings of $38.4 million or $.62 per basic share in the corresponding 2007 period.

Forest’s adjusted EBITDA increased 88% for the three months ended March 31, 2008 to a record $294.1 million compared to adjusted EBITDA of $156.5 million in the corresponding 2007 period. Forest’s discretionary cash flow increased 116% for the three months ended March 31, 2008 to a record $265.2 million compared to discretionary cash flow of $123.0 million in the corresponding 2007 period.

The significant increases in adjusted net earnings, adjusted EBITDA and discretionary cash flow were due to higher sales volumes resulting from acquisition and drilling activities, higher per-unit price realizations and lower per-unit cash costs.

Sales Volumes

For the three months ended March 31, 2008, Forest’s average oil and gas net sales volumes were 478 MMcfe/d, representing a 58% increase over Forest’s 302 MMcfe/d in the corresponding 2007 period. The volumes were higher in 2008 due to Forest’s acquisition and drilling activities.

Product Price Differentials to NYMEX

Forest’s price differential to NYMEX for natural gas decreased 3% for the three months ended March 31, 2008 to $.78 per Mcf compared to $.80 per Mcf in the corresponding 2007 period amid higher NYMEX prices. Realized prices were $7.25 per Mcf and $5.96 per Mcf for the three months ended March 31, 2008 and 2007, respectively.

Forest’s price differentials to NYMEX for oil and condensate and for natural gas liquids were $4.23 per Bbl and $48.58 per Bbl, respectively, for the three months ended March 31, 2008 compared to $4.51 per Bbl and $29.10 per Bbl, respectively, in the corresponding 2007 period. Realized prices for oil and condensate and for natural gas liquids were $93.73 per Bbl and $49.38 per Bbl (approximately 50% of NYMEX for natural gas liquids), respectively, for the three months ended March 31, 2008 compared to $53.72 per Bbl and $29.13 per Bbl (approximately 50% of NYMEX for natural gas liquids), respectively, in the corresponding 2007 period.

Total Cash Costs

Total cash costs per-unit decreased 22% for the three months ended March 31, 2008 to $2.43 per Mcfe compared to $3.11 per Mcfe in the corresponding 2007 period. The reduction is a result of Forest’s improved asset mix and synergies resulting from acquisitions and divestitures completed in 2007.

Forest’s oil and gas production expense per-unit decreased 19% for the three months ended March 31, 2008 to $1.44 per Mcfe from $1.77 per Mcfe in the corresponding 2007 period. The improved results were due to the addition of the gas oriented Houston Exploration assets and the divestiture of the high operating cost Alaska assets. The improvements were partially offset by higher production taxes as a result of higher commodity prices.

Forest’s per-unit general and administrative expense, excluding stock-based compensation expense, decreased 15% for the three months ended March 31, 2008 to $.35 per Mcfe compared to $.41 per Mcfe in the corresponding 2007 period. The decrease reflects synergies realized through the acquisition of Houston Exploration partially offset by severance costs related to the divestiture of Forest’s Alaska assets.

Forest’s interest expense increased 14% for the three months ended March 31, 2008 to $27.9 million compared to $24.4 million in the corresponding 2007 period. The increase resulted from higher average debt levels offset somewhat by lower average interest rates. Debt levels increased to fund the Houston Exploration acquisition.

Depreciation and Depletion Expense

Forest’s per-unit depreciation and depletion expense increased 20% for the three months ended March 31, 2008 to $2.66 per Mcfe compared to $2.22 per Mcfe in the corresponding 2007 period. The increase of $.44 per Mcfe was primarily due to the Houston Exploration acquisition.

Exploration and Development Activities

Forest invested $242.7 million in exploration and development activities (excluding capitalized interest and equity compensation) for the three months ended March 31, 2008.

OPERATIONAL PROJECT UPDATE

FOREST’S FOCUS AREAS

The Focus Area assets (Greater Buffalo Wallow Area, Ark-La-Tex, South Texas and the Deep Basin) constituted 65% of Forest’s net sales volumes and 68% of capital expenditures for the three months ended March 31, 2008. These assets are primarily large scale tight-gas sand development projects in North America. Forest employed 27 rigs in these areas during the first quarter of 2008 compared to 22 rigs in the fourth quarter of 2007. Current plans are to increase rigs employed in the Focus Areas to 31 by the end of 2008. Net sales volumes from these assets were up 2% sequentially to 310 MMcfe/d.

FOREST’S NEW FRONTIER PROGRAM

Utica Shale (60 – 100% WI) – Forest anticipates utilizing a rig from Western Canada to execute a three well horizontal test program which is expected to commence in June 2008. The 2008 program is being undertaken as results from the 2007 summer vertical drilling program indicated the shale could be effectively fracture stimulated and contains high quality gas.

PROPERTY DIVESTITURES

The Company has identified the properties to be included in its previously announced sale package and intends to market the properties in the second quarter of 2008 and hopes to close the sale of the properties in the third quarter of 2008. The properties to be sold are located primarily in the Rockies and the Permian Basin. The current guidance does not include the effects of this planned divestiture.

NON-GAAP FINANCIAL MEASURES

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Forest has provided net earnings adjusted for certain items, a non-GAAP financial measure, which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Forest’s ongoing operations. A reconciliation between GAAP net earnings and net earnings adjusted for certain items are provided in the paragraphs on page two of this release in which the non-GAAP measure is presented. Net earnings excluding the effects of certain items should not be considered a substitute for net earnings as reported in accordance with GAAP.

In addition to reporting net earnings as defined under GAAP, Forest also presents adjusted EBITDA, which consists of net earnings (loss) plus income tax (benefit) expense, unrealized losses on derivative instruments, net, unrealized foreign currency exchange loss (gain), unrealized loss on other investments, net, interest expense, accretion of asset retirement obligations, depreciation and depletion, and stock-based compensation. Forest further presents discretionary cash flow, which consists of adjusted EBITDA minus interest expense, current income tax benefit (expense), and gain on sale of assets and other non-cash items. Management uses adjusted EBITDA and discretionary cash flow as measures of operational performance. Adjusted EBITDA and discretionary cash flow should not be considered as alternatives to net earnings as reported under GAAP. The following is a reconciliation of net earnings (loss) to adjusted EBITDA to discretionary cash flow (in thousands):

	Three Months Ended March 31,
	2008	2007

Net earnings (loss)	$ (4,732)	6,891
Income tax (benefit) expense	(2,354)	3,925
Unrealized losses on derivative instruments, net	142,213	57,838
Unrealized foreign currency exchange loss (gain)	2,775	(49)
Unrealized loss on other investments, net	7,091	-
Interest expense	27,857	24,353
Accretion of asset retirement obligations	1,784	1,275
Depreciation and depletion	115,567	60,459
Stock-based compensation	3,857	1,796
Adjusted EBITDA	294,058	156,488

Interest expense	(27,857)	(24,353)
Current income tax benefit (expense)	22	(878)
Gain on sale of assets and other non-cash items	(1,024)	(8,256)
Discretionary cash flow	$ 265,199	123,001

Total Cash Costs

Total cash costs is a non-GAAP measure calculated in accordance with oil and gas industry standards that is used by management to assess the cash operating performance. Total cash costs is defined as all cash operating costs, including production expense, general and administrative expense (excluding stock-based compensation), interest expense and current income tax (benefit) expense.

	Three Months Ended March 31,
	2008	Per Mcfe	2007	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$ 62,541	1.44	48,144	1.77
General and administrative expense (excluding stock-based compensation of $3,857 and $1,796, respectively)	15,431	0.35	11,175	0.41
Interest expense	27,857	0.64	24,353	0.89
Current income tax (benefit) expense	(22)	(0.00)	878	0.04
Total cash costs	$105,807	2.43	84,550	3.11

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, May 6, 2008, at 9:00 A.M. MT to discuss the release. You may access the call by dialing toll free 800.399.6298 (for U.S./Canada) and 706.634.0924 (for International) and request the Forest Oil teleconference (ID # 44827537). A Q&A period will follow.

A replay will be available from Tuesday, May 6 through May 13, 2008. You may access the replay by dialing toll free 800.642.1687 (for U.S./Canada) and 706.645.9291 (for International), conference ID # 44827537.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2007 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Colorado, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2008	December 31, 2007
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$ 1,919	9,685
Accounts receivable	217,648	201,617
Derivative instruments	464	30,006
Other investments	28,411	34,694
Deferred income taxes	60,537	23,854
Other current assets	83,894	61,518
Total current assets	392,873	361,374

Net property and equipment	5,158,828	5,025,815

Derivative instruments	4,824	-
Goodwill	254,459	265,618
Other assets	50,289	42,741
	$ 5,861,273	5,695,548

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 329,865	361,089
Accrued interest	35,523	7,693
Derivative instruments	162,563	72,675
Asset retirement obligations	3,308	2,562
Current portion of long-term debt	265,454	266,002
Other current liabilities	27,033	28,361
Total current liabilities	823,746	738,382

Long-term debt	1,540,492	1,503,035
Asset retirement obligations	88,382	87,943
Derivative instruments	52,814	38,171
Deferred income taxes	894,040	853,427
Other liabilities	68,256	62,779
Total liabilities	3,467,730	3,283,737

Shareholders' equity:
Common stock	8,862	8,838
Capital surplus	1,976,331	1,966,569
Retained earnings	292,298	306,062
Accumulated other comprehensive income	116,052	130,342
Total shareholders' equity	2,393,543	2,411,811
	$ 5,861,273	5,695,548

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands, except per share amounts)

Revenues	$376,530	182,609

Operating expenses:
Lease operating expenses	37,565	36,040
Production and property taxes	20,051	7,910
Transportation and processing costs	4,925	4,194
General and administrative (including stock-based compensation of $3,857 and $1,796, respectively)	19,288	12,971
Depreciation and depletion	115,567	60,459
Accretion of asset retirement obligations	1,784	1,275
Gain on sale of assets	-	(7,176)
Total operating expenses	199,180	115,673
Earnings from operations	177,350	66,936

Other income and expense:
Interest expense	27,857	24,353
Unrealized losses on derivative instruments, net	142,213	57,838
Realized loss (gain) on derivative instruments, net	3,663	(25,134)
Other expense (income), net	10,703	(937)
Total other income and expense	184,436	56,120

Earnings (loss) before income taxes	(7,086)	10,816
Income tax (benefit) expense:
Current	(22)	878
Deferred	(2,332)	3,047
Total income tax (benefit) expense	(2,354)	3,925

Net earnings (loss)	$ (4,732)	6,891

Weighted average number of common shares outstanding:
Basic	87,294	62,393
Diluted	87,294	63,734

Basic earnings per common share	$ (0.05)	0.11

Diluted earnings per common share	$ (0.05)	0.11

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net earnings (loss)	$ (4,732)	6,891
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and depletion	115,567	60,459
Accretion of asset retirement obligations	1,784	1,275
Unrealized losses on derivative instruments, net	142,213	57,838
Unrealized loss on other investments, net	7,091	-
Unrealized foreign currency exchange loss (gain)	2,775	(49)
Deferred income tax (benefit) expense	(2,332)	3,047
Stock-based compensation	3,857	1,796
Other, net	(1,024)	(8,256)

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	(17,665)	(9,392)
Other current assets	(5,581)	(14,562)
Accounts payable	(47,955)	(41,148)
Accrued interest and other current liabilities	13,074	16,939
Net cash provided by operating activities	207,072	74,838

Cash flows from investing activities:
Capital expenditures	(264,078)	(142,996)
Proceeds from sales of assets	466	1,661
Other, net	5	-
Net cash used by investing activities	(263,607)	(141,335)

Cash flows from financing activities:
Proceeds from bank borrowings, net of repayments	42,968	42,268
Repayment of term loans	-	(625)
Proceeds from the exercise of options and from employee stock purchase plan	4,924	997
Other, net	967	8,463
Net cash provided by financing activities	48,859	51,103

Effect of exchange rate changes on cash	(90)	(684)

Net decrease in cash and cash equivalents	(7,766)	(16,078)
Cash and cash equivalents at beginning of period	9,685	33,164
Cash and cash equivalents at end of period	$ 1,919	17,086

CONTACT:
Forest Oil Corporation
Patrick J. Redmond, 303-812-1441
Director - Investor Relations